As filed with the Securities and Exchange Commission on October 16, 2015
Registration No. 333-198505

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-2

☒    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐    PRE-EFFECTIVE AMENDMENT NO.
☒    POST-EFFECTIVE AMENDMENT NO. 47
PROSPECT CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

10 East 40th Street, 42nd Floor
New York, NY 10016
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:  (212) 448-0702

John F. Barry III
Brian H. Oswald
c/o Prospect Capital Management L.P.
10 East 40th Street, 42nd Floor
New York, NY 10016
(212) 448-0702
(Name and Address of Agent for Service)

Copies of information to:
Richard T. Prins
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
(212) 735-3000
______________________________________
Approximate Date of Proposed Public Offering: From time to time after the effective date of this Registration Statement.
 ______________________________________
If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 47 to the Registration Statement on Form N-2 (File No. 333-198505) of Prospect Capital Corporation (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 47 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 47 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 47 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C—OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

(1)    Financial Statements

The following statements of Prospect Capital Corporation (the “Company” or the “Registrant”) are included in Part A of this Registration Statement:

(2)    Exhibits

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit No.	Description
(a)(1)	Articles of Amendment and Restatement(1)

(b)(1)	Amended and Restated Bylaws(3)

(c)	Not Applicable

(d)(1)	Form of Share Certificate(2)

(d)(2)	Form of Indenture(12)

(d)(3)	Indenture dated as of December 21, 2010 relating to the 6.25% Senior Convertible Notes, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(10)

(d)(3)(a)	Form of 6.25% Senior Convertible Note due 2015 (included as part of Exhibit (d)(3)(a))(10)

Exhibit No.	Description
(d)(4)	Indenture dated as of February 18, 2011 relating to the 5.50% Senior Convertible Notes, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(11)

(d)(4)(a)	Form of 5.50% Senior Convertible Note due 2016(8)

(d)(5)	Statement of Eligibility of U.S. Bank National Association on Form T-1(146)

(d)(6)	Intentionally deleted.

(d)(7)	Indenture dated as of February 16, 2012, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(15)

(d)(8)	First Supplemental Indenture dated as of March 1, 2012, to the Indenture dated as of February 16, 2012, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(15)

(d)(9)	Form of 7.00% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(8))(15)

(d)(10)	Second Supplemental Indenture dated as of March 8, 2012, to the Indenture dated as of February 16, 2012, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(16)

(d)(11)
Joinder Supplemental Indenture dated as of March 8, 2012, to the Indenture dated as of February 16, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Original Trustee, and U.S. Bank National Association, as Series Trustee(16)

(d)(12)	Form of 6.900% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(10))(16)

(d)(13)
Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee(17)

(d)(14)
Third Supplemental Indenture dated as of April 5, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(20)

(d)(15)	Form of 6.850% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(14))(20)

(d)(16)
Fourth Supplemental Indenture dated as of April 12, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(21)

(d)(17)	Form of 6.700% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(16))(21)

(d)(18)	Indenture dated as of April 16, 2012 relating to the 5.375% Senior Convertible Notes, by and between the Registrant and American Stock Transfer & Trust Company, as Trustee(22)

(d)(19)	Form of 5.375% Senior Convertible Note due 2017(23)

Exhibit No.	Description
(d)(20)
Fifth Supplemental Indenture dated as of April 26, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(24)

(d)(21)	Form of 6.500% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(20))(24)

(d)(22)	Intentionally deleted.

(d)(23)	Intentionally deleted.

(d)(24)	Intentionally deleted.

(d)(25)	Intentionally deleted.

(d)(26)	Intentionally deleted.

(d)(27)	Intentionally deleted.

(d)(28)	Intentionally deleted.

(d)(29)	Intentionally deleted.

(d)(30)	Intentionally deleted.

(d)(31)	Intentionally deleted.

(d)(32)	Intentionally deleted.

(d)(33)	Intentionally deleted.

(d)(34)	Intentionally deleted.

(d)(35)	Intentionally deleted.

(d)(36)	Intentionally deleted.

(d)(37)	Intentionally deleted.

(d)(38)	Intentionally deleted.

(d)(39)	Intentionally deleted.

(d)(40)	Indenture dated as of August 14, 2012 relating to the 5.75% Senior Convertible Notes, by and between the Registrant and American Stock Transfer & Trust Company, as Trustee(37)

Exhibit No.	Description
(d)(41)	Form of 5.75% Senior Convertible Note due 2018(38)

(d)(42)	Intentionally deleted.

(d)(43)	Intentionally deleted.

(d)(44)	Intentionally deleted.

(d)(45)	Intentionally deleted.

(d)(46)	Intentionally deleted.

(d)(47)	Intentionally deleted.

(d)(48)	Intentionally deleted.

(d)(49)	Intentionally deleted.

(d)(50)	Intentionally deleted.

(d)(51)	Intentionally deleted.

(d)(52)
Nineteenth Supplemental Indenture dated as of September 27, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(48)

(d)(53)	Form of 5.850% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(52))(48)

(d)(54)
Twentieth Supplemental Indenture dated as of October 4, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(51)

(d)(55)	Form of 5.700% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(54))(51)

(d)(56)
Twenty-First Supplemental Indenture dated as of November 23, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(54)

(d)(57)	Form of 5.125% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(56))(54)

(d)(58)
Twenty-Second Supplemental Indenture dated as of November 23, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(54)

Exhibit No.	Description

(d)(59)	Form of 6.625% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(58))(54)

(d)(60)
Twenty-Third Supplemental Indenture dated as of November 29, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(55)

(d)(61)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(60))(55)

(d)(62)
Twenty-Fourth Supplemental Indenture dated as of November 29, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(55)

(d)(63)	Form of 5.750% Prospect Capital InterNote® due 2032 (included as part of Exhibit (d)(62))(55)

(d)(64)
Twenty-Fifth Supplemental Indenture dated as of November 29, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(55)

(d)(65)	Form of 6.500% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(64))(55)

(d)(66)
Twenty-Sixth Supplemental Indenture dated as of December 6, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(56)

(d)(67)	Form of 4.875% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(66))(56)

(d)(68)	Intentionally deleted.

(d)(69)	Intentionally deleted.

(d)(70)
Twenty-Eighth Supplemental Indenture dated as of December 6, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(56)

(d)(71)	Form of 6.375% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(70))(56)

(d)(72)
Twenty-Ninth Supplemental Indenture dated as of December 13, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(57)

Exhibit No.	Description
(d)(73)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(72))(57)

(d)(74)	Intentionally deleted.

(d)(75)	Intentionally deleted.

(d)(76)
Thirty-First Supplemental Indenture dated as of December 13, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(57)

(d)(77)	Form of 6.250% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(76))(57)

(d)(78)
Thirty-Second Supplemental Indenture dated as of December 20, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(58)

(d)(79)	Form of 4.625% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(78))(58)

(d)(80)	Intentionally deleted.

(d)(81)	Intentionally deleted.

(d)(82)
Thirty-Fourth Supplemental Indenture dated as of December 20, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(58)

(d)(83)	Form of 6.125% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(82))(58)

(d)(84)	Indenture dated as of December 21, 2012, by and between the Registrant and American Stock Transfer & Trust Company, as Trustee(59)

(d)(85)	Form of Global Note 5.875% Convertible Senior Note Due 2019 (included as part of Exhibit (d)(84))(59)

(d)(86)
Thirty-Fifth Supplemental Indenture dated as of December 28, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(61)

(d)(87)	Form of 4.500% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(86))(61)

(d)(88)
Thirty-Sixth Supplemental Indenture dated as of December 28, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(61)

Exhibit No.	Description

(d)(89)	Form of 5.000% Prospect Capital InterNote® due 2030 (included as part of Exhibit (d)(88))(61)

(d)(90)
Thirty-Seventh Supplemental Indenture dated as of December 28, 2012, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(61)

(d)(91)	Form of 6.000% Prospect Capital InterNote® due 2042 (included as part of Exhibit (d)(90))(61)

(d)(92)
Thirty-Eighth Supplemental Indenture dated as of January 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(62)

(d)(93)	Form of 4.375% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(92))(62)

(d)(94)
Thirty-Ninth Supplemental Indenture dated as of January 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(62)

(d)(95)	Form of 4.875% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(94))(62)

(d)(96)
Fortieth Supplemental Indenture dated as of January 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(62)

(d)(97)	Form of 5.875% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(96))(62)

(d)(98)
Forty-First Supplemental Indenture dated as of January 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(63)

(d)(99)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(98))(63)

(d)(100)
Forty-Second Supplemental Indenture dated as of January 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(63)

(d)(101)	Form of 4.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(100))(63)

Exhibit No.	Description
(d)(102)
Forty-Third Supplemental Indenture dated as of January 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(63)

(d)(103)	Form of 5.750% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(102))(63)

(d)(104)
Forty-Fourth Supplemental Indenture dated as of January 17, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(64)

(d)(105)	Form of 4.125% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(104))(64)

(d)(106)
Forty-Fifth Supplemental Indenture dated as of January 17, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(64)

(d)(107)	Form of 4.625% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(106))(64)

(d)(108)
Forty-Sixth Supplemental Indenture dated as of January 17, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(64)

(d)(109)	Form of 5.625% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(108))(64)

(d)(110)
Forty-Seventh Supplemental Indenture dated as of January 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(65)

(d)(111)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(110))(65)

(d)(112)
Forty-Eighth Supplemental Indenture dated as of January 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(65)

(d)(113)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(112))(65)

(d)(114)
Forty-Ninth Supplemental Indenture dated as of January 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(65)

(d)(115)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(114))(65)

Exhibit No.	Description

(d)(116)
Fiftieth Supplemental Indenture dated as of January 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(66)

(d)(117)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(116))(66)

(d)(118)
Fifty-First Supplemental Indenture dated as of January 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(66)

(d)(119)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(118))(66)

(d)(120)
Fifty-Second Supplemental Indenture dated as of January 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(66)

(d)(121)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(120))(66)

(d)(122)
Fifty-Third Supplemental Indenture dated as of February 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(67)

(d)(123)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(122))(67)

(d)(124)
Fifty-Fourth Supplemental Indenture dated as of February 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(67)

(d)(125)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(124))(67)

(d)(126)
Fifty-Fifth Supplemental Indenture dated as of February 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(67)

(d)(127)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(126))(67)

(d)(128)
Fifty-Sixth Supplemental Indenture dated as of February 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(69)

Exhibit No.	Description
(d)(129)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(128))(69)

(d)(130)
Fifty-Seventh Supplemental Indenture dated as of February 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(69)

(d)(131)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(130))(69)

(d)(132)
Fifty-Eighth Supplemental Indenture dated as of February 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(69)

(d)(133)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(132))(69)

(d)(134)
Fifty-Ninth Supplemental Indenture dated as of February 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(70)

(d)(135)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(134))(70)

(d)(136)
Sixtieth Supplemental Indenture dated as of February 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(70)

(d)(137)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(136))(70)

(d)(138)
Sixty-First Supplemental Indenture dated as of February 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(70)

(d)(139)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(138))(70)

(d)(140)
Sixty-Second Supplemental Indenture dated as of March 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(71)

(d)(141)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(140))(71)

(d)(142)
Sixty-Third Supplemental Indenture dated as of March 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(71)

Exhibit No.	Description

(d)(143)	Form of 4.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(142))(71)

(d)(144)
Sixty-Fourth Supplemental Indenture dated as of March 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(71)

(d)(145)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(144))(71)

(d)(146)
Sixty-Fifth Supplemental Indenture dated as of March 14, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(72)

(d)(147)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(146))(72)

(d)(148)
Sixty-Sixth Supplemental Indenture dated as of March 14, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(72)

(d)(149)	Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(148))(72)

(d)(150)
Sixty-Seventh Supplemental Indenture dated as of March 14, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(72)

(d)(151)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(150))(72)

(d)(152)
Sixty-Eighth Supplemental Indenture dated as of March 14, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(72)

(d)(153)	Form of Floating Prospect Capital InterNote® due 2023 (included as part of Exhibit (d)(152))(72)

(d)(154)
Supplemental Indenture dated as of March 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(73)

(d)(155)	Form of Global Note 5.875% Senior Note due 2023(74)

Exhibit No.	Description
(d)(156)
Sixty-Ninth Supplemental Indenture dated as of March 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(77)

(d)(157)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(156))(77)

(d)(158)
Seventieth Supplemental Indenture dated as of March 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(77)

(d)(159)	Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(158))(77)

(d)(160)
Seventy-First Supplemental Indenture dated as of March 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(77)

(d)(161)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(160))(77)

(d)(162)
Seventy-Second Supplemental Indenture dated as of March 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(77)

(d)(163)	Form of Floating Prospect Capital InterNote® due 2023 (included as part of Exhibit (d)(162))(77)

(d)(164)
Seventy-Third Supplemental Indenture dated as of March 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(78)

(d)(165)	Form of 4.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(164))(78)

(d)(166)
Seventy-Fourth Supplemental Indenture dated as of March 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(78)

(d)(167)	Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(166))(78)

(d)(168)
Seventy-Fifth Supplemental Indenture dated as of March 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(78)

(d)(169)	Form of 5.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(168))(78)

Exhibit No.	Description

(d)(170)
Seventy-Sixth Supplemental Indenture dated as of March 28, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(78)

(d)(171)	Form of Floating Prospect Capital InterNote® due 2023 (included as part of Exhibit (d)(170))(78)

(d)(172)
Seventy-Seventh Supplemental Indenture dated as of April 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(79)

(d)(173)	Form of 4.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(172))(79)

(d)(174)
Seventy-Eighth Supplemental Indenture dated as of April 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(79)

(d)(175)	Form of 4.625% to 6.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(174))(79)

(d)(176)
Seventy-Ninth Supplemental Indenture dated as of April 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(79)

(d)(177)	Form of 6.000% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d))(176)(79)

(d)(178)
Eightieth Supplemental Indenture dated as of April 4, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(79)

(d)(179)	Form of Floating Prospect Capital InterNote® due 2023 (included as part of Exhibit (d)(178))(79)

(d)(180)
Eighty-First Supplemental Indenture dated as of April 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(80)

(d)(181)	Form of 4.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(180))(80)

(d)(182)
Eighty-Second Supplemental Indenture dated as of April 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(80)

Exhibit No.	Description
(d)(183)	Form of 5.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(182))(80)

(d)(184)
Eighty-Third Supplemental Indenture dated as of April 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(80)

(d)(185)	Form of 6.000% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(184))(80)

(d)(186)
Eighty-Fourth Supplemental Indenture dated as of April 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(80)

(d)(187)	Form of Floating Prospect Capital InterNote® due 2023 (included as part of Exhibit (d)(186))(80)

(d)(188)
Eighty-Fifth Supplemental Indenture dated as of April 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(81)

(d)(189)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(188))(81)

(d)(190)
Eighty-Sixth Supplemental Indenture dated as of April 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(81)

(d)(191)	Form of 5.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(190))(81)

(d)(192)
Eighty-Seventh Supplemental Indenture dated as of April 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(81)

(d)(193)	Form of 6.000% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(192))(81)

(d)(194)
Eighty-Eighth Supplemental Indenture dated as of April 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(82)

(d)(195)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(194))(82)

(d)(196)
Eighty-Ninth Supplemental Indenture dated as of April 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(82)

Exhibit No.	Description

(d)(197)	Form of 5.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(196))(82)

(d)(198)
Ninetieth Supplemental Indenture dated as of April 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(82)

(d)(199)	Form of 6.000% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(198))(82)

(d)(200)
Ninety-First Supplemental Indenture dated as of May 2, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(83)

(d)(201)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(200))(83)

(d)(202)
Ninety-Second Supplemental Indenture dated as of May 2, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(83)

(d)(203)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(202))(83)

(d)(204)
Ninety-Third Supplemental Indenture dated as of May 2, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(83)

(d)(205)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(204))(83)

(d)(206)
Ninety-Fourth Supplemental Indenture dated as of May 9, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(85)

(d)(207)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(206))(85)

(d)(208)
Ninety-Fifth Supplemental Indenture dated as of May 9, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(85)

(d)(209)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(208))(85)

Exhibit No.	Description
(d)(210)
Ninety-Sixth Supplemental Indenture dated as of May 9, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(85)

(d)(211)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(210))(85)

(d)(212)
Ninety-Seventh Supplemental Indenture dated as of May 23, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(86)

(d)(213)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(212))(86)

(d)(214)
Ninety-Eighth Supplemental Indenture dated as of May 23, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(86)

(d)(215)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(214))(86)

(d)(216)
Ninety-Ninth Supplemental Indenture dated as of May 23, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(86)

(d)(217)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(216))(86)

(d)(218)
One Hundredth Supplemental Indenture dated as of May 23, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(86)

(d)(219)	Form of 5.000% to 7.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(218))(86)

(d)(220)
One Hundred-First Supplemental Indenture dated as of May 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(87)

(d)(221)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(220))(87)

(d)(222)
One Hundred-Second Supplemental Indenture dated as of May 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(87)

(d)(223)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(222))(87)

Exhibit No.	Description

(d)(224)
One Hundred-Third Supplemental Indenture dated as of May 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(87)

(d)(225)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(224))(87)

(d)(226)
One Hundred-Fourth Supplemental Indenture dated as of June 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(88)

(d)(227)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(226))(88)

(d)(228)
One Hundred-Fifth Supplemental Indenture dated as of June 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(88)

(d)(229)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(228))(88)

(d)(230)
One Hundred-Sixth Supplemental Indenture dated as of June 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(88)

(d)(231)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(230))(88)

(d)(232)
One Hundred-Seventh Supplemental Indenture dated as of June 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(88)

(d)(233)	Form of 5.000% to 7.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(232))(88)

(d)(234)
One Hundred-Eighth Supplemental Indenture dated as of June 13, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(89)

(d)(235)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(234))(89)

(d)(236)
One Hundred-Ninth Supplemental Indenture dated as of June 13, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(89)

Exhibit No.	Description
(d)(237)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(236))(89)

(d)(238)
One Hundred-Tenth Supplemental Indenture dated as of June 13, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(89)

(d)(239)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(238))(89)

(d)(240)
One Hundred-Eleventh Supplemental Indenture dated as of June 20, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(90)

(d)(241)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(240))(90)

(d)(242)
One Hundred-Twelfth Supplemental Indenture dated as of June 20, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(90)

(d)(243)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(242))(90)

(d)(244)
One Hundred-Thirteenth Supplemental Indenture dated as of June 20, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(90)

(d)(245)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(244))(90)

(d)(246)	Intentionally deleted.

(d)(247)	Intentionally deleted.

(d)(248)
One Hundred-Fifteenth Supplemental Indenture dated as of June 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(91)

(d)(249)	Form of 6.000% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(248))(91)

(d)(250)
One Hundred-Sixteenth Supplemental Indenture dated as of June 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(91)

(d)(251)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(250))(91)

Exhibit No.	Description

(d)(252)
One Hundred-Seventeenth Supplemental Indenture dated as of July 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(92)

(d)(253)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(252))(92)

(d)(254)
One Hundred-Eighteenth Supplemental Indenture dated as of July 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(92)

(d)(255)	Form of 5.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(254))(92)

(d)(256)
One Hundred-Nineteenth Supplemental Indenture dated as of July 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(92)

(d)(257)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(256))(92)

(d)(258)
One Hundred-Twentieth Supplemental Indenture dated as of July 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(92)

(d)(259)	Form of 6.750% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(258))(92)

(d)(260)
One Hundred Twenty-First Supplemental Indenture dated as of July 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(93)

(d)(261)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(260))(93)

(d)(262)
One Hundred Twenty-Second Supplemental Indenture dated as of July 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(93)

(d)(263)	Form of 5.500% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(262))(93)

(d)(264)
One Hundred Twenty-Third Supplemental Indenture dated as of July 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(93)

Exhibit No.	Description
(d)(265)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(264))(93)

(d)(266)
One Hundred Twenty-Fourth Supplemental Indenture dated as of July 11, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(93)

(d)(267)	Form of 6.750% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(266))(93)

(d)(268)
One Hundred Twenty-Fifth Supplemental Indenture dated as of July 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(94)

(d)(269)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(268))(94)

(d)(270)
One Hundred Twenty-Sixth Supplemental Indenture dated as of July 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(94)

(d)(271)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(270))(94)

(d)(272)
One Hundred Twenty-Seventh Supplemental Indenture dated as of July 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(94)

(d)(273)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(272))(94)

(d)(274)
One Hundred Twenty-Eighth Supplemental Indenture dated as of July 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(94)

(d)(275)	Form of 6.750% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(274))(94)

(d)(276)
One Hundred Twenty-Ninth Supplemental Indenture dated as of July 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(95)

(d)(277)	Form of 5.000% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(276))(95)

(d)(278)
One Hundred Thirtieth Supplemental Indenture dated as of July 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(95)

Exhibit No.	Description

(d)(279)	Form of 5.750% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(278))(95)

(d)(280)
One Hundred Thirty-First Supplemental Indenture dated as of July 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(95)

(d)(281)	Form of 6.250% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(280))(95)

(d)(282)
One Hundred Thirty-Second Supplemental Indenture dated as of July 25, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(95)

(d)(283)	Form of 6.750% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(282))(95)

(d)(284)
One Hundred Thirty-Third Supplemental Indenture dated as of August 1, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(96)

(d)(285)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(284))(96)

(d)(286)
One Hundred Thirty-Fourth Supplemental Indenture dated as of August 1, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(96)

(d)(287)	Form of 5.750% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(286))(96)

(d)(288)
One Hundred Thirty-Fifth Supplemental Indenture dated as of August 1, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(96)

(d)(289)	Form of 6.125% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(288))(96)

(d)(290)
One Hundred Thirty-Sixth Supplemental Indenture dated as of August 1, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(96)

(d)(291)	Form of 6.625% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(290))(96)

Exhibit No.	Description
(d)(292)
One Hundred Thirty-Seventh Supplemental Indenture dated as of August 8, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(97)

(d)(293)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(292))(97)

(d)(294)
One Hundred Thirty-Eighth Supplemental Indenture dated as of August 8, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(97)

(d)(295)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(294))(97)

(d)(296)
One Hundred Thirty-Ninth Supplemental Indenture dated as of August 8, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(97)

(d)(297)	Form of 6.000% Prospect Capital InterNote® due 2031 (included as part of Exhibit (d)(296))(97)

(d)(298)
One Hundred Fortieth Supplemental Indenture dated as of August 8, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(97)

(d)(299)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(298))(97)

(d)(300)
One Hundred Forty-First Supplemental Indenture dated as of August 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(98)

(d)(301)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(300))(98)

(d)(302)
One Hundred Forty-Second Supplemental Indenture dated as of August 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(98)

(d)(303)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(302))(98)

(d)(304)
One Hundred Forty-Third Supplemental Indenture dated as of August 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(98)

(d)(305)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(304))(98)

Exhibit No.	Description

(d)(306)
One Hundred Forty-Fourth Supplemental Indenture dated as of August 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(98)

(d)(307)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(306))(98)

(d)(308)
One Hundred Forty-Fifth Supplemental Indenture dated as of August 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(99)

(d)(309)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(308))(99)

(d)(310)
One Hundred Forty-Sixth Supplemental Indenture dated as of August 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(99)

(d)(311)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(310))(99)

(d)(312)
One Hundred Forty-Seventh Supplemental Indenture dated as of August 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(99)

(d)(313)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(312))(99)

(d)(314)
One Hundred Forty-Eighth Supplemental Indenture dated as of August 22, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(99)

(d)(315)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(314))(99)

(d)(316)
One Hundred Forty-Ninth Supplemental Indenture dated as of September 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(101)

(d)(317)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(316))(101)

(d)(318)
One Hundred Fiftieth Supplemental Indenture dated as of September 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(101)

Exhibit No.	Description
(d)(319)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(318))(101)

(d)(320)
One Hundred Fifty-First Supplemental Indenture dated as of September 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(101)

(d)(321)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(320))(101)

(d)(322)
One Hundred Fifty-Second Supplemental Indenture dated as of September 6, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(101)

(d)(323)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(322))(101)

(d)(324)
One Hundred Fifty-Third Supplemental Indenture dated as of September 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(102)

(d)(325)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(324))(102)

(d)(326)
One Hundred Fifty-Fourth Supplemental Indenture dated as of September 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(102)

(d)(327)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(326))(102)

(d)(328)
One Hundred Fifty-Fifth Supplemental Indenture dated as of September 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(102)

(d)(329)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(328))(102)

(d)(330)
One Hundred Fifty-Sixth Supplemental Indenture dated as of September 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(102)

(d)(331)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(330))(102)

(d)(332)
One Hundred Fifty-Seventh Supplemental Indenture dated as of September 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(103)

Exhibit No.	Description

(d)(333)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(332))(103)

(d)(334)
One Hundred Fifty-Eighth Supplemental Indenture dated as of September 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(103)

(d)(335)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(334))(103)

(d)(336)
One Hundred Fifty-Ninth Supplemental Indenture dated as of September 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(103)

(d)(337)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(336))(103)

(d)(338)
One Hundred Sixtieth Supplemental Indenture dated as of September 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(103)

(d)(339)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(338))(103)

(d)(340)
One Hundred Sixty-First Supplemental Indenture dated as of September 26, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(104)

(d)(341)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(340))(104)

(d)(342)
One Hundred Sixty-Second Supplemental Indenture dated as of September 26, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(104)

(d)(343)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(342))(104)

(d)(344)
One Hundred Sixty-Third Supplemental Indenture dated as of September 26, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(104)

(d)(345)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(344))(104)

Exhibit No.	Description
(d)(346)
One Hundred Sixty-Fourth Supplemental Indenture dated as of September 26, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(104)

(d)(347)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(346))(104)

(d)(348)
One Hundred Sixty-Fifth Supplemental Indenture dated as of October 3, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(105)

(d)(349)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(348))(105)

(d)(350)
One Hundred Sixty-Sixth Supplemental Indenture dated as of October 3, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(105)

(d)(351)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(350))(105)

(d)(352)
One Hundred Sixty-Seventh Supplemental Indenture dated as of October 3, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(105)

(d)(353)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(352))(105)

(d)(354)
One Hundred Sixty-Eighth Supplemental Indenture dated as of October 3, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(105)

(d)(355)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(354))(105)

(d)(356)
One Hundred Sixty-Ninth Supplemental Indenture dated as of October 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(106)

(d)(357)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(356))(106)

(d)(358)
One Hundred Seventieth Supplemental Indenture dated as of October 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(106)

(d)(359)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(358))(106)

Exhibit No.	Description

(d)(360)
One Hundred Seventy-First Supplemental Indenture dated as of October 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(106)

(d)(361)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(360))(106)

(d)(362)
One Hundred Seventy-Second Supplemental Indenture dated as of October 10, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(106)

(d)(363)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(362))(106)

(d)(364)
One Hundred Seventy-Third Supplemental Indenture dated as of October 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(109)

(d)(365)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(364))(109)

(d)(366)
One Hundred Seventy-Fourth Supplemental Indenture dated as of October 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(109)

(d)(367)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(366))(109)

(d)(368)
One Hundred Seventy-Fifth Supplemental Indenture dated as of October 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(109)

(d)(369)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(368))(109)

(d)(370)
One Hundred Seventy-Sixth Supplemental Indenture dated as of October 18, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(109)

(d)(371)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(370))(109)

(d)(372)
One Hundred Seventy-Seventh Supplemental Indenture dated as of October 24, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(110)

(d)(373)	Form of 4.000% Prospect Capital InterNote® due 2016 (included as part of Exhibit (d)(372))(110)

Exhibit No.	Description

(d)(374)
One Hundred Seventy-Eighth Supplemental Indenture dated as of October 24, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(110)

(d)(375)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(374))(110)

(d)(376)
One Hundred Seventy-Ninth Supplemental Indenture dated as of October 24, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(110)

(d)(377)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(376))(110)

(d)(378)
One Hundred Eightieth Supplemental Indenture dated as of October 24, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(110)

(d)(379)	Form of 6.000% Prospect Capital InterNote® due 2033 (included as part of Exhibit (d)(378))(110)

(d)(380)
One Hundred Eighty-First Supplemental Indenture dated as of October 24, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(110)

(d)(381)	Form of 6.500% Prospect Capital InterNote® due 2043 (included as part of Exhibit (d)(380))(110)

(d)(382)
One Hundred Eighty-Second Supplemental Indenture dated as of October 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(111)

(d)(383)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(382))(111)

(d)(384)
One Hundred Eighty-Third Supplemental Indenture dated as of October 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(111)

(d)(385)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(384))(111)

(d)(386)
One Hundred Eighty-Fourth Supplemental Indenture dated as of October 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(111)

Exhibit No.	Description
(d)(387)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(386))(111)

(d)(388)
One Hundred Eighty-Fifth Supplemental Indenture dated as of October 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(111)

(d)(389)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(388))(111)

(d)(390)
One Hundred Eighty-Sixth Supplemental Indenture dated as of October 31, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(111)

(d)(391)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(390))(111)

(d)(392)
One Hundred Eighty-Seventh Supplemental Indenture dated as of November 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(113)

(d)(393)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(392))(113)

(d)(394)
One Hundred Eighty-Eighth Supplemental Indenture dated as of November 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(113)

(d)(395)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(394))(113)

(d)(396)
One Hundred Eighty-Ninth Supplemental Indenture dated as of November 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(113)

(d)(397)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(396))(113)

(d)(398)
One Hundred Ninetieth Supplemental Indenture dated as of November 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(113)

(d)(399)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(398))(113)

(d)(400)
One Hundred Ninety-First Supplemental Indenture dated as of November 7, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(113)

Exhibit No.	Description

(d)(401)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(400))(113)

(d)(402)
One Hundred Ninety-Second Supplemental Indenture dated as of November 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(114)

(d)(403)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(402))(114)

(d)(404)
One Hundred Ninety-Third Supplemental Indenture dated as of November 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(114)

(d)(405)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(404))(114)

(d)(406)
One Hundred Ninety-Fourth Supplemental Indenture dated as of November 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(114)

(d)(407)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(406))(114)

(d)(408)
One Hundred Ninety-Fifth Supplemental Indenture dated as of November 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(114)

(d)(409)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(408))(114)

(d)(410)
One Hundred Ninety-Sixth Supplemental Indenture dated as of November 15, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(114)

(d)(411)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(410))(114)

(d)(412)
One Hundred Ninety-Seventh Supplemental Indenture dated as of November 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(115)

(d)(413)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(412))(115)

Exhibit No.	Description
(d)(414)
One Hundred Ninety-Eighth Supplemental Indenture dated as of November 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(115)

(d)(415)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(414))(115)

(d)(416)
One Hundred Ninety-Ninth Supplemental Indenture dated as of November 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(115)

(d)(417)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(416))(115)

(d)(418)
Two Hundredth Supplemental Indenture dated as of November 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(115)

(d)(419)	Form of 6.000% Prospect Capital InterNote® due 2028 (included as part of Exhibit (d)(418))(115)

(d)(420)
Two Hundred First Supplemental Indenture dated as of November 21, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(115)

(d)(421)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(420))(115)

(d)(422)
Two Hundred Second Supplemental Indenture dated as of November 29, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(116)

(d)(423)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(422))(116)

(d)(424)
Two Hundred Third Supplemental Indenture dated as of November 29, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(116)

(d)(425)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(424))(116)

(d)(426)
Two Hundred Fourth Supplemental Indenture dated as of November 29, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(116)

(d)(427)	Form of 5.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(426))(116)

Exhibit No.	Description

(d)(428)
Two Hundred Fifth Supplemental Indenture dated as of November 29, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(116)

(d)(429)	Form of 6.000% Prospect Capital InterNote® due 2025 (included as part of Exhibit (d)(428))(116)

(d)(430)
Two Hundred Sixth Supplemental Indenture dated as of November 29, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(116)

(d)(431)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(430))(116)

(d)(432)
Two Hundred Seventh Supplemental Indenture dated as of December 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(117)

(d)(433)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(432))(117)

(d)(434)
Two Hundred Eighth Supplemental Indenture dated as of December 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(117)

(d)(435)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(434))(117)

(d)(436)	Intentionally deleted.

(d)(437)	Intentionally deleted.

(d)(438)
Two Hundred Tenth Supplemental Indenture dated as of December 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(117)

(d)(439)	Form of 6.000% Prospect Capital InterNote® due 2025 (included as part of Exhibit (d)(438))(117)

(d)(440)
Two Hundred Eleventh Supplemental Indenture dated as of December 5, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(117)

(d)(441)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(440))(117)

Exhibit No.	Description
(d)(442)
Two Hundred Twelfth Supplemental Indenture dated as of December 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(118)

(d)(443)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(442))(118)

(d)(444)
Two Hundred Thirteenth Supplemental Indenture dated as of December 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(118)

(d)(445)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(444))(118)

(d)(446)	Intentionally deleted.

(d)(447)	Intentionally deleted.

(d)(448)
Two Hundred Fifteenth Supplemental Indenture dated as of December 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(118)

(d)(449)	Form of 6.000% Prospect Capital InterNote® due 2025 (included as part of Exhibit (d)(448))(118)

(d)(450)
Two Hundred Sixteenth Supplemental Indenture dated as of December 12, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(118)

(d)(451)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(450))(118)

(d)(452)
Two Hundred Seventeenth Supplemental Indenture dated as of December 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(119)

(d)(453)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(452))(119)

(d)(454)
Two Hundred Eighteenth Supplemental Indenture dated as of December 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(119)

(d)(455)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(454))(119)

(d)(456)	Intentionally deleted.

Exhibit No.	Description

(d)(457)	Intentionally deleted.

(d)(458)
Two Hundred Twentieth Supplemental Indenture dated as of December 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(119)

(d)(459)	Form of 6.000% Prospect Capital InterNote® due 2025 (included as part of Exhibit (d)(458))(119)

(d)(460)
Two Hundred Twenty-First Supplemental Indenture dated as of December 19, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(119)

(d)(461)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(460))(119)

(d)(462)
Two Hundred Twenty-Second Supplemental Indenture dated as of December 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(120)

(d)(463)	Form of 4.000% Prospect Capital InterNote® due 2017 (included as part of Exhibit (d)(462))(120)

(d)(464)
Two Hundred Twenty-Third Supplemental Indenture dated as of December 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(120)

(d)(465)	Form of 5.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(464))(120)

(d)(466)	Intentionally deleted.

(d)(467)	Intentionally deleted.

(d)(468)
Two Hundred Twenty-Fifth Supplemental Indenture dated as of December 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(120)

(d)(469)	Form of 6.000% Prospect Capital InterNote® due 2025 (included as part of Exhibit (d)(468))(120)

(d)(470)
Two Hundred Twenty-Sixth Supplemental Indenture dated as of December 27, 2013, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(120)

(d)(471)	Form of 6.500% Prospect Capital InterNote® due 2038 (included as part of Exhibit (d)(470))(120)

Exhibit No.	Description

(d)(472)
Two Hundred Twenty-Seventh Supplemental Indenture dated as of January 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(121)

(d)(473)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(472))(121)

(d)(474)
Two Hundred Twenty-Eighth Supplemental Indenture dated as of January 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(121)

(d)(475)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(474))(121)

(d)(476)
Two Hundred Twenty-Ninth Supplemental Indenture dated as of January 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(121)

(d)(477)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(476))(121)

(d)(478)
Two Hundred Thirtieth Supplemental Indenture dated as of January 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(121)

(d)(479)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(478))(121)

(d)(480)
Two Hundred Thirty-First Supplemental Indenture dated as of January 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(121)

(d)(481)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(480))(121)

(d)(482)
Two Hundred Thirty-Second Supplemental Indenture dated as of January 9, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(122)

(d)(483)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(482))(122)

(d)(484)
Two Hundred Thirty-Third Supplemental Indenture dated as of January 9, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(122)

Exhibit No.	Description
(d)(485)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(484))(122)

(d)(486)
Two Hundred Thirty-Fourth Supplemental Indenture dated as of January 9, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(122)

(d)(487)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(486))(122)

(d)(488)
Two Hundred Thirty-Fifth Supplemental Indenture dated as of January 9, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(122)

(d)(489)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(488))(122)

(d)(490)
Two Hundred Thirty-Sixth Supplemental Indenture dated as of January 9, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(122)

(d)(491)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(490))(122)

(d)(492)
Two Hundred Thirty-Seventh Supplemental Indenture dated as of January 16, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(123)

(d)(493)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(492))(123)

(d)(494)
Two Hundred Thirty-Eighth Supplemental Indenture dated as of January 16, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(123)

(d)(495)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(494))(123)

(d)(496)
Two Hundred Thirty-Ninth Supplemental Indenture dated as of January 16, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(123)

(d)(497)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(496))(123)

(d)(498)
Two Hundred Fortieth Supplemental Indenture dated as of January 16, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(123)

Exhibit No.	Description

(d)(499)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(498))(123)

(d)(500)
Two Hundred Forty-First Supplemental Indenture dated as of January 16, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(123)

(d)(501)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(500))(123)

(d)(502)
Two Hundred Forty-Second Supplemental Indenture dated as of January 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(124)

(d)(503)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(502))(124)

(d)(504)
Two Hundred Forty-Third Supplemental Indenture dated as of January 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(124)

(d)(505)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(504))(124)

(d)(506)
Two Hundred Forty-Fourth Supplemental Indenture dated as of January 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(124)

(d)(507)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(506))(124)

(d)(508)
Two Hundred Forty-Fifth Supplemental Indenture dated as of January 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(124)

(d)(509)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(508))(124)

(d)(510)
Two Hundred Forty-Sixth Supplemental Indenture dated as of January 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(124)

(d)(511)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(510))(124)

Exhibit No.	Description
(d)(512)
Two Hundred Forty-Seventh Supplemental Indenture dated as of January 30, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(125)

(d)(513)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(512))(125)

(d)(514)
Two Hundred Forty-Eighth Supplemental Indenture dated as of January 30, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(125)

(d)(515)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(514))(125)

(d)(516)
Two Hundred Forty-Ninth Supplemental Indenture dated as of January 30, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(125)

(d)(517)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(516))(125)

(d)(518)
Two Hundred Fiftieth Supplemental Indenture dated as of January 30, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(125)

(d)(519)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(518))(125)

(d)(520)
Two Hundred Fifty-First Supplemental Indenture dated as of January 30, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(125)

(d)(521)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(520))(125)

(d)(522)
Two Hundred Fifty-Second Supplemental Indenture dated as of February 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(126)

(d)(523)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(522))(126)

(d)(524)
Two Hundred Fifty-Third Supplemental Indenture dated as of February 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(126)

(d)(525)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(524))(126)

Exhibit No.	Description

(d)(526)
Two Hundred Fifty-Fourth Supplemental Indenture dated as of February 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(126)

(d)(527)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(526))(126)

(d)(528)
Two Hundred Fifty-Fifth Supplemental Indenture dated as of February 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(126)

(d)(529)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(528))(126)

(d)(530)
Two Hundred Fifty-Sixth Supplemental Indenture dated as of February 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(126)

(d)(531)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(530))(126)

(d)(532)
Two Hundred Fifty-Seventh Supplemental Indenture dated as of February 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(127)

(d)(533)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(532))(127)

(d)(534)
Two Hundred Fifty-Eighth Supplemental Indenture dated as of February 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(127)

(d)(535)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(534))(127)

(d)(536)
Two Hundred Fifty-Ninth Supplemental Indenture dated as of February 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(127)

(d)(537)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(536))(127)

(d)(538)
Two Hundred Sixtieth Supplemental Indenture dated as of February 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(127)

Exhibit No.	Description
(d)(539)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(538))(127)

(d)(540)
Two Hundred Sixty-First Supplemental Indenture dated as of February 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(127)

(d)(541)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(540))(127)

(d)(542)
Two Hundred Sixty-Seventh Supplemental Indenture dated as of February 19, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(128)

(d)(543)	Form of 4.75% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(542))(128)

(d)(544)
Two Hundred Sixty-Second Supplemental Indenture dated as of February 21, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(129)

(d)(545)	Form of 4.000% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(544))(129)

(d)(546)
Two Hundred Sixty-Third Supplemental Indenture dated as of February 21, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(129)

(d)(547)	Form of 5.000% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(546))(129)

(d)(548)
Two Hundred Sixty-Fourth Supplemental Indenture dated as of February 21, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(129)

(d)(549)	Form of 5.500% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(548))(129)

(d)(550)
Two Hundred Sixty-Fifth Supplemental Indenture dated as of February 21, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(129)

(d)(551)	Form of 6.000% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(550))(129)

(d)(552)
Two Hundred Sixty-Sixth Supplemental Indenture dated as of February 21, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(129)

Exhibit No.	Description

(d)(553)	Form of 6.500% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(552))(129)

(d)(554)
Two Hundred Sixty-Eighth Supplemental Indenture dated as of February 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(130)

(d)(555)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(554))(130)

(d)(556)
Two Hundred Sixty-Ninth Supplemental Indenture dated as of February 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(130)

(d)(557)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(556))(130)

(d)(558)
Two Hundred Seventieth Supplemental Indenture dated as of February 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(130)

(d)(559)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(558))(130)

(d)(560)
Two Hundred Seventy-First Supplemental Indenture dated as of February 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(130)

(d)(561)	Form of 5.750% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(560))(130)

(d)(562)
Two Hundred Seventy-Second Supplemental Indenture dated as of February 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(130)

(d)(563)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(562))(130)

(d)(564)
Two Hundred Seventy-Third Supplemental Indenture dated as March 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(131)

(d)(565)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(564))(131)

Exhibit No.	Description
(d)(566)
Two Hundred Seventy-Fourth Supplemental Indenture dated as of March 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(131)

(d)(567)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(566))(131)

(d)(568)
Two Hundred Seventy-Fifth Supplemental Indenture dated as of March 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(131)

(d)(569)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(568))(131)

(d)(570)
Two Hundred Seventy-Sixth Supplemental Indenture dated as of March 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(131)

(d)(571)	Form of 5.750% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(570))(131)

(d)(572)
Two Hundred Seventy-Seventh Supplemental Indenture dated as of March 6, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(131)

(d)(573)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(572))(131)

(d)(574)
Supplement No. 1 to the Two Hundred Sixty-Seventh Supplemental Indenture dated as of March 11, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(132)

(d)(575)	Form of 4.75% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(574))(132)

(d)(576)
Two Hundred Seventy-Eighth Supplemental Indenture dated as March 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(133)

(d)(577)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(576))(133)

(d)(578)
Two Hundred Seventy-Ninth Supplemental Indenture dated as of March 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(133)

(d)(579)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(578))(133)

Exhibit No.	Description

(d)(580)
Two Hundred Eightieth Supplemental Indenture dated as of March 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(133)

(d)(581)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(580))(133)

(d)(582)
Two Hundred Eighty-First Supplemental Indenture dated as of March 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(133)

(d)(583)	Form of 5.750% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(582))(133)

(d)(584)
Two Hundred Eighty-Second Supplemental Indenture dated as of March 13, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(133)

(d)(585)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(584))(133)

(d)(586)
Two Hundred Eighty-Fourth Supplemental Indenture dated as March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(134)

(d)(587)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(586))(134)

(d)(588)
Two Hundred Eighty-Fifth Supplemental Indenture dated as of March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(134)

(d)(589)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(588))(134)

(d)(590)
Two Hundred Eighty-Sixth Supplemental Indenture dated as of March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(134)

(d)(591)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(590))(134)

(d)(592)
Two Hundred Eighty-Seventh Supplemental Indenture dated as of March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(134)

Exhibit No.	Description
(d)(593)	Form of 5.750% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(592))(134)

(d)(594)
Two Hundred Eighty-Eighth Supplemental Indenture dated as of March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(134)

(d)(595)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(594))(134)

(d)(596)
Two Hundred Eighty-Ninth Supplemental Indenture dated as March 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(135)

(d)(597)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(596))(135)

(d)(598)
Two Hundred Ninetieth Supplemental Indenture dated as of March 20, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(135)

(d)(599)	Form of 4.750% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(598))(135)

(d)(600)
Two Hundred Ninety-First Supplemental Indenture dated as of March 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(135)

(d)(601)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(600))(135)

(d)(602)
Two Hundred Ninety-Second Supplemental Indenture dated as of March 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(135)

(d)(603)	Form of 5.750% Prospect Capital InterNote® due 2026 (included as part of Exhibit (d)(602))(135)

(d)(604)
Two Hundred Ninety-Third Supplemental Indenture dated as of March 27, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(135)

(d)(605)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(604))(135)

(d)(606)
Two Hundred Ninety-Fourth Supplemental Indenture dated as of April 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(136)

Exhibit No.	Description

(d)(607)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(606))(136)

(d)(608)
Two Hundred Ninety-Fifth Supplemental Indenture dated as of April 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(136)

(d)(609)	Form of 4.500% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(608))(136)

(d)(610)
Two Hundred Ninety-Sixth Supplemental Indenture dated as of April 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(136)

(d)(611)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(610))(136)

(d)(612)
Two Hundred Ninety-Seventh Supplemental Indenture dated as of April 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(136)

(d)(613)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(612))(136)

(d)(614)
Two Hundred Ninety-Eighth Supplemental Indenture dated as of April 3, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(136)

(d)(615)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(614))(136)

(d)(616)
Supplemental Indenture dated as of April 7, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(137)

(d)(617)	Form of 5.000% Senior Notes due 2019 (included as part of Exhibit (d)(616))(137)

(d)(618)
Two Hundred Ninety-Ninth Supplemental Indenture dated as of April 10, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(138)

(d)(619)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(618))(138)

Exhibit No.	Description
(d)(620)
Three Hundredth Supplemental Indenture dated as of April 10, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(138)

(d)(621)	Form of 4.250% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(620))(138)

(d)(622)
Three Hundred First Supplemental Indenture dated as of April 10, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(138)

(d)(623)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(622))(138)

(d)(624)
Three Hundred Second Supplemental Indenture dated as of April 10, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(138)

(d)(625)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(624))(138)

(d)(626)
Three Hundred Third Supplemental Indenture dated as of April 10, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(138)

(d)(627)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(626))(138)

(d)(628)	Indenture dated as of April 11, 2014, by and between Prospect Capital Corporation and American Stock Transfer & Trust Company, as Trustee(139)

(d)(629)	Form of Global Note of 4.75% Senior Convertible Notes Due 2020 (included as part of Exhibit (d)(628))(139)

(d)(630)
Three Hundred Fourth Supplemental Indenture dated as of April 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(140)

(d)(631)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(630))(140)

(d)(632)
Three Hundred Fifth Supplemental Indenture dated as of April 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(140)

(d)(633)	Form of 4.250% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(632))(140)

Exhibit No.	Description
(d)(634)
Three Hundred Sixth Supplemental Indenture dated as of April 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(140)

(d)(635)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(634))(140)

(d)(636)
Three Hundred Seventh Supplemental Indenture dated as of April 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(140)

(d)(637)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(636))(140)

(d)(638)
Three Hundred Eighth Supplemental Indenture dated as of April 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(140)

(d)(639)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(638))(140)

(d)(640)
Three Hundred Ninth Supplemental Indenture dated as of April 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(141)

(d)(641)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(640))(141)

(d)(642)
Three Hundred Tenth Supplemental Indenture dated as of April 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(141)

(d)(643)	Form of 4.500% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(642))(141)

(d)(644)
Three Hundred Eleventh Supplemental Indenture dated as of April 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(141)

(d)(645)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(644))(141)

(d)(646)
Three Hundred Twelfth Supplemental Indenture dated as of April 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(141)

(d)(647)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(646))(141)

Exhibit No.	Description

(d)(648)
Three Hundred Thirteenth Supplemental Indenture dated as of April 24, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(141)

(d)(649)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(648))(141)

(d)(650)
Three Hundred Fourteenth Supplemental Indenture dated as of May 1, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(142)

(d)(651)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(650))(142)

(d)(652)
Three Hundred Fifteenth Supplemental Indenture dated as of May 1, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(142)

(d)(653)	Form of 4.500% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(652))(142)

(d)(654)
Three Hundred Sixteenth Supplemental Indenture dated as of May 1, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(142)

(d)(655)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(654))(142)

(d)(656)
Three Hundred Seventeenth Supplemental Indenture dated as of May 1, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(142)

(d)(657)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(656))(142)

(d)(658)
Three Hundred Eighteenth Supplemental Indenture dated as of May 1, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(142)

(d)(659)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(658))(142)

(d)(660)
Three Hundred Nineteenth Supplemental Indenture dated as of May 8, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(143)

Exhibit No.	Description
(d)(661)	Form of 3.750% Prospect Capital InterNote® due 2018 (included as part of Exhibit (d)(660))(143)

(d)(662)
Three Hundred Twentieth Supplemental Indenture dated as of May 8, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(143)

(d)(663)	Form of 4.500% Prospect Capital InterNote® due 2019 (included as part of Exhibit (d)(662))(143)

(d)(664)
Three Hundred Twenty-First Supplemental Indenture dated as of May 8, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(143)

(d)(665)	Form of 5.250% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(664))(143)

(d)(666)
Three Hundred Twenty-Second Supplemental Indenture dated as of May 8, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(143)

(d)(667)	Form of 5.750% Prospect Capital InterNote® due 2024 (included as part of Exhibit (d)(666))(143)

(d)(668)
Three Hundred Twenty-Third Supplemental Indenture dated as of May 8, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(143)

(d)(669)	Form of 6.250% Prospect Capital InterNote® due 2039 (included as part of Exhibit (d)(668))(143)

(d)(670)
Three Hundred Twenty-Fourth Supplemental Indenture dated as of November 17, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(151)

(d)(671)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(670))(151)

(d)(672)
Three Hundred Twenty-Fifth Supplemental Indenture dated as of November 28, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(152)

(d)(673)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(672))(152)

(d)(674)
Three Hundred Twenty-Sixth Supplemental Indenture dated as of December 4, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(153)

Exhibit No.	Description

(d)(675)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(674))(153)

(d)(676)
Three Hundred Twenty-Seventh Supplemental Indenture dated as of December 11, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(154)

(d)(677)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(676))(154)

(d)(678)
Three Hundred Twenty-Eighth Supplemental Indenture dated as of December 18, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(155)

(d)(679)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(678))(155)

(d)(680)
Three Hundred Twenty-Ninth Supplemental Indenture dated as of December 29, 2014, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(156)

(d)(681)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(680))(156)

(d)(682)
Three Hundred Thirtieth Supplemental Indenture dated as of January 2, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(157)

(d)(683)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(682))(157)

(d)(684)
Three Hundred Thirty-First Supplemental Indenture dated as of January 8, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(158)

(d)(685)	Form of 4.250% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(684))(158)

(d)(686)
Three Hundred Thirty-Second Supplemental Indenture dated as of January 15, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(159)

(d)(687)	Form of 4.500% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(686))(159)

Exhibit No.	Description
(d)(688)
Three Hundred Thirty-Third Supplemental Indenture dated as of January 23, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(160)

(d)(689)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(688))(160)

(d)(690)
Three Hundred Thirty-Fourth Supplemental Indenture dated as of January 29, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(161)

(d)(691)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(690))(161)

(d)(692)
Three Hundred Thirty-Fifth Supplemental Indenture dated as of February 5, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(162)

(d)(693)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(692))(162)

(d)(694)
Three Hundred Thirty-Sixth Supplemental Indenture dated as of February 20, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(163)

(d)(695)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(694))(163)

(d)(696)
Three Hundred Thirty-Seventh Supplemental Indenture dated as of February 26, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(164)

(d)(697)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(696))(164)

(d)(698)
Three Hundred Thirty-Eighth Supplemental Indenture dated as of March 5, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(165)

(d)(699)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(698))(165)

(d)(700)
Three Hundred Thirty-Ninth Supplemental Indenture dated as of March 12, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(166)

(d)(701)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(700))(166)

Exhibit No.	Description

(d)(702)
Three Hundred Fortieth Supplemental Indenture dated as of March 19, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(167)

(d)(703)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(702))(167)

(d)(704)
Three Hundred Forty-First Supplemental Indenture dated as of March 26, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(168)

(d)(705)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(704))(168)

(d)(706)
Three Hundred Forty-Second Supplemental Indenture dated as of April 2, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(169)

(d)(707)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(706))(169)

(d)(708)
Three Hundred Forty-Third Supplemental Indenture dated as of April 9, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(170)

(d)(709)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(708))(170)

(d)(710)
Three Hundred Forty-Fourth Supplemental Indenture dated as of April 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(171)

(d)(711)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(710))(171)

(d)(712)
Three Hundred Forty-Fifth Supplemental Indenture dated as of April 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(171)

(d)(713)	Form of 3.375% to 6.375% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(712))(171)

(d)(714)
Three Hundred Forty-Sixth Supplemental Indenture dated as of April 23, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(172)

Exhibit No.	Description

(d)(715)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(714))(172)

(d)(716)
Three Hundred Forty-Seventh Supplemental Indenture dated as of April 23, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(172)

(d)(717)	Form of 3.375% to 6.375% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(716))(172)

(d)(718)
Three Hundred Forty-Eighth Supplemental Indenture dated as of April 30, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(173)

(d)(719)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(718))(173)

(d)(720)
Three Hundred Forty-Ninth Supplemental Indenture dated as of April 30, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(173)

(d)(721)	Form of 3.375% to 6.375% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(720))(173)

(d)(722)
Three Hundred Fiftieth Supplemental Indenture dated as of May 7, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(174)

(d)(723)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(722))(174)

(d)(724)
Three Hundred Fifty-First Supplemental Indenture dated as of May 7, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(174)

(d)(725)	Form of 3.375% to 6.375% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(724))(174)

(d)(726)
Three Hundred Fifty-Second Supplemental Indenture dated as of May 21, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(175)

(d)(727)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(726))(175)

Exhibit No.	Description

(d)(728)
Three Hundred Fifty-Third Supplemental Indenture dated as of May 29, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(176)

(d)(729)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(728))(176)

(d)(730)
Three Hundred Fifty-Fourth Supplemental Indenture dated as of May 29, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(176)

(d)(731)	Form of 5.100% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(730))(176)

(d)(732)
Three Hundred Fifty-Fifth Supplemental Indenture dated as of June 4, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(177)

(d)(733)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(732))(177)

(d)(734)
Three Hundred Fifty-Sixth Supplemental Indenture dated as of June 4, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(177)

(d)(735)	Form of 5.100% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(734))(177)

(d)(736)
Three Hundred Fifty-Seventh Supplemental Indenture dated as of June 11, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(178)

(d)(737)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(736))(178)

(d)(738)
Three Hundred Fifty-Eighth Supplemental Indenture dated as of June 11, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(178)

(d)(739)	Form of 5.100% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(738))(178)

(d)(740)
Three Hundred Fifty-Ninth Supplemental Indenture dated as of June 18, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(179)

Exhibit No.	Description
(d)(741)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(740))(179)

(d)(742)
Three Hundred Sixtieth Supplemental Indenture dated as of June 18, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(179)

(d)(743)	Form of 5.100% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(742))(179)

(d)(744)
Three Hundred Sixty-First Supplemental Indenture dated as of June 25, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(180)

(d)(745)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(744))(180)

(d)(746)
Three Hundred Sixty-Second Supplemental Indenture dated as of June 25, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(180)

(d)(747)	Form of 5.100% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(746))(180)

(d)(748)
Three Hundred Sixty-Third Supplemental Indenture dated as of July 2, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(181)

(d)(749)	Form of 4.625% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(748))(181)

(d)(750)
Three Hundred Sixty-Fourth Supplemental Indenture dated as of July 2, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(181)

(d)(751)	Form of 5.100% Prospect Capital InterNote® due 2021 (included as part of Exhibit (d)(750))(181)

(d)(752)
Three Hundred Sixty-Fifth Supplemental Indenture dated as of July 9, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(182)

(d)(753)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(752))(182)

(d)(754)
Three Hundred Sixty-Sixth Supplemental Indenture dated as of July 9, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(182)

Exhibit No.	Description

(d)(755)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(754))(182)

(d)(756)
Three Hundred Sixty-Seventh Supplemental Indenture dated as of July 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(183)

(d)(757)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(756))(183)

(d)(758)
Three Hundred Sixty-Eighth Supplemental Indenture dated as of July 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(183)

(d)(759)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(758))(183)

(d)(760)
Three Hundred Sixty-Ninth Supplemental Indenture dated as of July 23, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(184)

(d)(761)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(760))(184)

(d)(762)
Three Hundred Seventieth Supplemental Indenture dated as of July 23, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(184)

(d)(763)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(762))(184)

(d)(764)
Three Hundred Seventy-First Supplemental Indenture dated as of July 30, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(185)

(d)(765)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(764))(185)

(d)(766)
Three Hundred Seventy-Second Supplemental Indenture dated as of July 30, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(185)

(d)(767)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(766))(185)

Exhibit No.	Description
(d)(768)
Three Hundred Seventy-Third Supplemental Indenture dated as of August 6, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(186)

(d)(769)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(768))(186)

(d)(770)
Three Hundred Seventy-Fourth Supplemental Indenture dated as of August 6, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(186)

(d)(771)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(770))(186)

(d)(772)
Three Hundred Seventy-Fifth Supplemental Indenture dated as of August 13, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(187)

(d)(773)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(772))(187)

(d)(774)
Three Hundred Seventy-Sixth Supplemental Indenture dated as of August 13, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(187)

(d)(775)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(774))(187)

(d)(776)
Three Hundred Seventy-Seventh Supplemental Indenture dated as of August 20, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(188)

(d)(777)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(776))(188)

(d)(778)
Three Hundred Seventy-Eighth Supplemental Indenture dated as of August 20, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(188)

(d)(779)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(778))(188)

(d)(780)
Three Hundred Seventy-Ninth Supplemental Indenture dated as of August 27, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(189)

(d)(781)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(780))(189)

Exhibit No.	Description

(d)(782)
Three Hundred Eightieth Supplemental Indenture dated as of August 27, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(189)

(d)(783)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(782))(189)

(d)(784)
Three Hundred Eighty-First Supplemental Indenture dated as of September 11, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(191)

(d)(785)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(784))(191)

(d)(786)
Three Hundred Eighty-Second Supplemental Indenture dated as of September 11, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(191)

(d)(787)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(786))(191)

(d)(788)
Three Hundred Eighty-Third Supplemental Indenture dated as of September 17, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(192)

(d)(789)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(788))(192)

(d)(790)
Three Hundred Eighty-Fourth Supplemental Indenture dated as of September 17, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(192)

(d)(791)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(790))(192)

(d)(792)
Three Hundred Eighty-Fifth Supplemental Indenture dated as of September 24, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(193)

(d)(793)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(792))(193)

(d)(794)
Three Hundred Eighty-Sixth Supplemental Indenture dated as of September 24, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(193)

Exhibit No.	Description
(d)(795)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(794))(193)

(d)(796)
Three Hundred Eighty-Seventh Supplemental Indenture dated as of October 1, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(194)

(d)(797)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(796))(194)

(d)(798)
Three Hundred Eighty-Eighth Supplemental Indenture dated as of October 1, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(194)

(d)(799)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(798))(194)

(d)(800)
Three Hundred Eighty-Ninth Supplemental Indenture dated as of October 8, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(195)

(d)(801)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(800))(195)

(d)(802)
Three Hundred Ninetieth Supplemental Indenture dated as of October 8, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(195)

(d)(803)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(802))(195)

(d)(804)
Three Hundred Ninety-First Supplemental Indenture dated as of October 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(†)

(d)(805)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(804))(†)

(d)(806)
Three Hundred Ninety-Second Supplemental Indenture dated as of October 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee(†)

(d)(807)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(806))(†)

(f)	Not Applicable

(g)	Form of Investment Advisory Agreement between Registrant and Prospect Capital Management LLC(2)

Exhibit No.	Description

(h)(1)
Fourth Amended and Restated Selling Agent Agreement, dated November 7, 2014, by and among, the Registrant, Prospect Capital Management LLC, Prospect Administration LLC, Incapital LLC and the Agents named therein and added from time to time(150)

(h)(2)	Form of Equity Distribution Agreement(150)

(i)	Not Applicable

(j)(1)	Amended and Restated Custody Agreement, dated as of September 23, 2014, by and between the Registrant and U.S. Bank National Association(147)

(j)(2)	Custody Agreement, dated as of April 24, 2013, by and between the Registrant and Israeli Discount Bank of New York Ltd.(7)

(j)(3)	Custody Agreement, dated as of October 28, 2013, by and between the Registrant and Fifth Third Bank(122)

(j)(4)	Custody Agreement, dated as of May 9, 2014, by and between the Registrant and Customers Bank(144)

(j)(5)	Custody Agreement, dated as of May 9, 2014, by and between the Registrant and Peapack-Gladstone Bank(145)

(j)(6)	Custody Agreement, dated as of October 10, 2014, by and between Prospect Yield Corporation, LLC and U.S. Bank National Association(147)

(k)(1)	Form of Administration Agreement between Registrant and Prospect Administration LLC(2)

(k)(2)	Form of Transfer Agency and Registrar Services Agreement(4)

(k)(3)	Form of Trademark License Agreement between the Registrant and Prospect Capital Investment Management, LLC(2)

(k)(4)	Agreement and Plan of Merger dated August 3, 2009 between Prospect Capital Corporation and Patriot Capital Funding, Inc.(6)

(k)(5)
Master Purchase and Sale and Contribution Agreement, dated as of March 19, 2012, by and among Prospect Capital Corporation, First Tower Corp., certain other entities related to Prospect Capital Corporation and certain shareholders of First Tower Corp.(18)

(k)(6)
Fifth Amended and Restated Loan and Servicing Agreement, dated August 29, 2014, among Prospect Capital Funding LLC, Prospect Capital Corporation, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association as Calculation Agent, Paying Agent and Documentation Agent, KeyBank National Association as Facility Agent, Key Equipment Finance Inc. and Royal Bank of Canada as Syndication Agents, and KeyBank National Association as Structuring Agent, Sole Lead Arranger and Sole Bookrunner(19)

(l)(1)	Opinion and Consent of Venable LLP, as special Maryland counsel for the Registrant(146)

(l)(2)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, as special New York counsel for the Registrant(146)

Exhibit No.	Description
(l)(3)	Opinion and Consent of Venable LLP, as special Maryland counsel for the Registrant(150)

(m)	Not Applicable

(n)(1)	Consent of independent registered public accounting firm (BDO USA, LLP)(149)

(n)(2)	Report of independent registered public accounting firm on “Senior Securities” table(146)

(n)(3)	Power of Attorney(146)

(n)(4)	Consent of independent certified public accountants (McGladrey LLP)(149)

(n)(5)	Consent of independent registered public accounting firm(190)

(n)(6)	Report of independent registered public accounting firm on "Senior Securities" table(190)

(o)
Audited Consolidated Financial Statements of First Tower Holdings of Delaware LLC and its subsidiaries as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and the period from March 14, 2012 (inception date) through December 31, 2012(148)

(p)	Not Applicable

(q)	Not Applicable

(r)	Code of Ethics(14)

99.1	Form of Preliminary Prospectus Supplement For Common Stock Offerings(146)

99.2	Form of Preliminary Prospectus Supplement For Preferred Stock Offerings(146)

99.3	Form of Preliminary Prospectus Supplement For Debt Offerings(146)

99.4	Form of Preliminary Prospectus Supplement For Rights Offerings(146)

99.5	Form of Preliminary Prospectus Supplement For Warrant Offerings(146)

99.6	Form of Preliminary Prospectus Supplement For Unit Offerings(146)

___________________________________________

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on May 9, 2014.

(2)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Pre-effective Amendment No. 2 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-114552), filed on July 6, 2004.

(3)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on August 26, 2011.

(4)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Pre-effective Amendment No. 3 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-114552), filed on July 23, 2004.

(5)	Incorporated by reference to Exhibit 4.22 of the Registrant’s Form 10-Q filed on May 6, 2013.

(6)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on August 5, 2009.

(7)	Incorporated by reference to Exhibit 10.258 of the Registrant’s Form 10-K filed on August 21, 2013.

(8)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on February 18, 2011.

(9)	Intentionally deleted.

(10)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on December 21, 2010.

(11)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on February 18, 2011.

(12)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on September 1, 2011.

(13)	Intentionally deleted.

(14)	Incorporated by reference to Exhibit 14 of the Registrant’s Form 10-K filed on August 26, 2015.

(15)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on March 1, 2012.

(16)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on March 8, 2012.

(17)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on March 14, 2012.

(18)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on March 21, 2012.

(19)	Incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K filed on September 2, 2014.

(20)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on April 5, 2012.

(21)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on April 12, 2012.

(22)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on April 16, 2012.

(23)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on April 16, 2012.

(24)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333- 176637), filed on April 26, 2012.

(25)	Intentionally deleted.

(26)	Intentionally deleted.

(27)	Intentionally deleted.

(28)	Intentionally deleted.

(29)	Intentionally deleted.

(30)	Intentionally deleted.

(31)	Intentionally deleted.

(32)	Intentionally deleted.

(33)	Intentionally deleted.

(34)	Intentionally deleted.

(35)	Intentionally deleted.

(36)	Intentionally deleted.

(37)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on August 14, 2012.

(38)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on August 14, 2012.

(39)	Intentionally deleted.

(40)	Intentionally deleted.

(41)	Intentionally deleted.

(42)	Intentionally deleted.

(43)	Intentionally deleted.

(44)	Intentionally deleted.

(45)	Intentionally deleted.

(46)	Intentionally deleted.

(47)	Intentionally deleted.

(48)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on September 27, 2012.

(49)	Intentionally deleted.

(50)	Intentionally deleted.

(51)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-176637), filed on October 4, 2012.

(52)	Intentionally deleted.

(53)	Intentionally deleted.

(54)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on November 23, 2012.

(55)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on November 29, 2012.

(56)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on December 6, 2012.

(57)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on December 13, 2012.

(58)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on December 20, 2012.

(59)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on December 21, 2012.

(60)	Intentionally deleted.

(61)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on December 28, 2012.

(62)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on January 4, 2013.

(63)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on January 10, 2013.

(64)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on January 17, 2013.

(65)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on January 25, 2013.

(66)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on January 31, 2013.

(67)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on February 7, 2013.

(68)	Intentionally deleted.

(69)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on February 22, 2013.

(70)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on February 28, 2013.

(71)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on March 7, 2013.

(72)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on March 14, 2013.

(73)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on March 15, 2013.

(74)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on March 15, 2013.

(75)	Intentionally deleted.

(76)	Intentionally deleted.

(77)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on March 21, 2013.

(78)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on March 28, 2013.

(79)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on April 4, 2013.

(80)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on April 11, 2013.

(81)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on April 18, 2013.

(82)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on April 25, 2013.

(83)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on May 2, 2013.

(84)	Intentionally deleted.

(85)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on May 9, 2013.

(86)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 30 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on May 23, 2013.

(87)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on May 31, 2013.

(88)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 32 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on June 6, 2013.

(89)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 33 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on June 13, 2013.

(90)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on June 20, 2013.

(91)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on June 27, 2013.

(92)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 36 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on July 5, 2013.

(93)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 37 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on July 11, 2013.

(94)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 38 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on July 18, 2013.

(95)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 39 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on July 25, 2013.

(96)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 40 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on August 1, 2013.

(97)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 41 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on August 8, 2013.

(98)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 42 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on August 15, 2013.

(99)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on August 22, 2013.

(100)
Incorporated by reference to the corresponding exhibit number to the Registrant’s pre-effective Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on August 27, 2013.

(101)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 45 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333- 183530), filed on September 6, 2013.

(102)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333- 183530), filed on September 12, 2013.

(103)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 47 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333- 183530), filed on September 19, 2013.

(104)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 48 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333- 183530), filed on September 26, 2013.

(105)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 49 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on October 3, 2013.

(106)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 50 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on October 10, 2013.

(107)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on October 11, 2013.

(108)	Intentionally deleted.

(109)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 51 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-183530), filed on October 18, 2013.

(110)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on October 24, 2013.

(111)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on October 31, 2013.

(112)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on November 5, 2013.

(113)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on November 7, 2013.

(114)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on November 15, 2013.

(115)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on November 21, 2013.

(116)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on November 29, 2013.

(117)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on December 5, 2013.

(118)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on December 12, 2013.

(119)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on December 19, 2013.

(120)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on December 27, 2013.

(121)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on January 3, 2014.

(122)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on January 9, 2014.

(123)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on January 16, 2014.

(124)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on January 24, 2014.

(125)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on January 30, 2014.

(126)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on February 6, 2014.

(127)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 20 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on February 13, 2014.

(128)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on February 19, 2014.

(129)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on February 21, 2014.

(130)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on February 27, 2014.

(131)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on March 6, 2014.

(132)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on March 11, 2014.

(133)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on March 13, 2014.

(134)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on March 20, 2014.

(135)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 28 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on March 27, 2014.

(136)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on April 3, 2014.

(137)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 30 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on April 7, 2014.

(138)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on April 10, 2014.

(139)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on April 16, 2014.

(140)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 32 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on April 17, 2014.

(141)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 33 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on April 24, 2014.

(142)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on May 1, 2014.

(143)
Incorporated by reference to the corresponding exhibit number to the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement under the Securities Act, as amended, on Form N-2 (File No. 333-190850), filed on May 8, 2014.

(144)	Incorporated by reference to Exhibit 10.12 of the Registrant’s Form 10-K filed on August 25, 2014.

(145)	Incorporated by reference to Exhibit 10.13 of the Registrant’s Form 10-K filed on August 25, 2014.

(146)
Incorporated by reference to the corresponding exhibit number to the Registrant's Pre-Effective Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on September 2, 2014.

(147)
Incorporated by reference to the corresponding exhibit number to the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on October 14, 2014.

(148)	Incorporated by reference to Exhibit 99.1 of the Registrant's Form 10-K/A filed on November 3, 2014.

(149)
Incorporated by reference to the corresponding exhibit number to the Registrant's Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on November 3, 2014.

(150)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on November 3, 2014.

(151)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on November 20, 2014.

(152)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on November 28, 2014.

(153)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on December 4, 2014.

(154)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on December 11, 2014.

(155)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on December 18, 2014.

(156)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on December 29, 2014.

(157)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on January 5, 2015.

(158)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on January 8, 2015.

(159)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on January 15, 2015.

(160)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on January 23, 2015.

(161)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on January 29, 2015.

(162)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on February 5, 2015.

(163)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on February 20, 2015.

(164)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on February 26, 2015.

(165)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on March 5, 2015.

(166)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on March 12, 2015.

(167)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on March 19, 2015.

(168)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on March 26, 2015.

(169)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 20 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on April 2, 2015.

(170)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on April 9, 2015.

(171)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on April 16, 2015.

(172)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on April 23, 2015.

(173)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on April 29, 2015.

(174)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on May 7, 2015.

(175)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on May 21, 2015.

(176)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on May 29, 2015.

(177)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 28 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on June 4, 2015.

(178)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on June 11, 2015.

(179)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 30 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on June 18, 2015.

(180)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on June 25, 2015.

(181)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 32 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on July 2, 2015.

(182)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 33 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on July 9, 2015.

(183)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on July 16, 2015.

(184)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 35 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on July 23, 2015.

(185)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 36 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on July 30, 2015.

(186)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 37 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on August 6, 2015.

(187)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 38 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on August 13, 2015.

(188)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 39 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on August 20, 2015.

(189)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 40 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on August 27, 2015.

(190)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 41 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on August 28, 2015.

(191)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 42 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on September 16, 2015.

(192)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on September 17, 2015.

(193)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 44 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on September 24, 2015.

(194)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 45 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on October 1, 2015.

(195)
Incorporated by reference to the corresponding exhibit number to the Registrant's Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act, as amended, on Form N-2 (333-198505), filed on October 8, 2015.

†    Filed herewith.

*	To be filed by amendment.

 ITEM 26.  MARKETING ARRANGEMENTS

The information contained under the heading “Plan of Distribution” on this Registration Statement is incorporated herein by reference and any information concerning any underwriters will be contained in the accompanying prospectus supplement, if any.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION**

Commission registration fee	$655,220
NASDAQ Global Select Additional Listing Fees	155,000
Accounting fees and expenses	500,000
Legal fees and expenses	1,000,000
Printing and engraving	500,000
Miscellaneous fees and expenses	100,000
Total	$2,910,000
 ___________________________________________
**          These amounts are estimates.

All of the expenses set forth above shall be borne by the Company.

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

As of October 31, 2014, the following list sets forth entities in which the Registrant owns a controlling interest, the state under whose laws the entity is organized, and the percentage of voting securities or membership interests owned by the Registrant in such entity. Except for Prospect Capital Funding LLC, Prospect Small Business Lending LLC and Prospect Yield Corporation, LLC, none of these entities are consolidated for purposes of financial reporting.

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
SB Forging Company, Inc. (Delaware)	100.0%
Arctic Oilfield Equipment USA, Inc. (Delaware)	100.0%
Arctic Energy Services, LLC (Delaware)	70.0%
CP Holdings of Delaware LLC (Delaware)	100.0%
CP Energy Services Inc. (Delaware)	82.9%
CP Well Testing Services Company LLC (Delaware)	82.9%
CP Well Testing, LLC (Delaware)	82.9%
Fluid Management Services, Inc. (Delaware)	82.9%
Fluid Management Services, LLC (Delaware)	82.9%
Artexoma Logistics, LLC (Delaware)	82.9%
ProHaul Transports, LLC (Oklahoma)	82.9%
Wright Foster Disposals, LLC (Delaware)	82.9%
Wright Transport, Inc. (Delaware)	82.9%
Wright Trucking, Inc. (Delaware)	82.9%
Foster Testing Co., Inc. (Delaware)	82.9%
Watershark, LLC (Oklahoma)	82.9%
Echelon Aviation LLC (Delaware)	100.0%
Echelon Aviation II, LLC (Delaware)	100.0%
Echelon Prime Coöperatief U.A. (Netherlands)	100.0%
AerLift Leasing Limited (Isle of Man)	60.7%
AerLift Leasing Jet Limited (Ireland)	50.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
AerLift Aircraft Leasing Limited (Isle of Man)	60.7%
AerLift Leasing Isle of Man MSN 28415 Limited (Isle of Man)	60.7%
Alpha Fifteenth Waha Lease Limited (Isle of Man)	60.7%
Bravo Fifteenth Waha Lease Limited (Isle of Man)	60.7%
Fourteenth Waha Lease Limited (Isle of Man)	60.7%
Wahaflot Leasing 963 (Bermuda) Limited (Bermuda)	60.7%
Wahaflot Leasing 1 Limited (Cyprus)	60.7%
16TH Waha Lease (Labuan) Limited (Labuan)	60.7%
Waha Lease (Labuan) Limited (Labuan)	60.7%
AerLift Leasing Netherlands B.V. (Netherlands)	60.7%
AerLift Leasing Isle of Man 1 Limited (Isle of Man)	60.7%
AerLift Leasing France MSN 24698 S.a.r.l. (France)	60.7%
Energy Solutions Holdings Inc. (Delaware)	100.0%
Change Clean Energy & Power, LLC (Delaware)	100.0%
Change Clean Energy LLC (Delaware)	100.0%
DownEast Power Company, LLC (Delaware)	100.0%
Biochips, LLC (Maine)	51.0%
Yatesville Coal Company, LLC (Delaware)	100.0%
North Fork Collieries LLC (Delaware)	100.0%
Freedom Marine Services Solutions, LLC (Delaware)	100.0%
Vessel Company, LLC (Louisiana)	100.0%
Vessel Company II, LLC (Delaware)	100.0%
MV Gulf Endeavor L.L.C. (Louisiana)	100.0%
MV Clint L.L.C. (Louisiana)	100.0%
MV JF Jett L.L.C. (Louisiana)	100.0%
Vessel Company III, LLC (Delaware)	100.0%
MV FMS Courage LLC (Louisiana)	100.0%
MV FMS Endurance LLC (Louisiana)	100.0%
First Tower Holdings of Delaware LLC (Delaware)	100.0%
First Tower Finance Company LLC (Mississippi)	80.1%
First Tower, LLC (Mississippi)	80.1%
First Tower Loan, LLC (Louisiana)	80.1%
Gulfco of Louisiana, LLC (Louisiana)	80.1%
Gulfco of Mississippi, LLC (Mississippi)	80.1%
Gulfco of Alabama, LLC (Alabama)	80.1%
Tower Loan of Illinois, LLC (Mississippi)	80.1%
Tower Loan of Mississippi, LLC (Mississippi)	80.1%
Tower Loan of Missouri, LLC (Mississippi)	80.1%
Tower Auto Loan, LLC (Mississippi)	80.1%
American Federated Holding Company (Mississippi)	80.1%
American Federated Insurance Company, Inc. (Mississippi)	80.1%
American Federated Life Insurance Company, Inc. (Mississippi)	80.1%
Harbortouch Holdings of Delaware Inc. (Delaware)	100.0%
Harbortouch Payments, LLC (Delaware)	53.5%
Credit Card Processing USA, LLC (New Jersey)	53.5%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
Integrated Contract Services, Inc. (Delaware)	100.0%
Manx Energy, Inc. (Delaware)*	42.0%
NMMB Holdings, Inc. (Delaware)	100.0%
NMMB, Inc. (Delaware)	83.5%
refuel agency, Inc. (Delaware)	83.5%
Armed Forces Communications, Inc. (New York)	83.5%
Prospect Capital Funding LLC (Delaware)	100.0%
Prospect Small Business Lending LLC (Delaware)	100.0%
Prospect Yield Corporation, LLC (Delaware)	100.0%
Wolf Energy Holdings Inc. (Delaware)	100.0%
Wolf Energy, LLC (Delaware)	100.0%
Coalbed, LLC (Delaware)	100.0%
Appalachian Energy LLC (Delaware)	100.0%
C & S Operating, LLC (Delaware)	100.0%
The Healing Staff, Inc. (Texas)	100.0%
R-V Industries, Inc. (Pennsylvania)	88.3%
STI Holding, Inc. (Delaware)	100.0%
Borga, Inc. (California)	100.0%
Vets Securing America, Inc. (Delaware)	100.0%
APH Property Holdings, LLC (Delaware)	100.0%
American Property REIT Corp. (Maryland)	100.0%
APH Guarantor, LLC (Delaware)	100.0%
1557 Terrell Mill Road, LLC (Delaware)	92.6%
5100 Live Oaks Blvd, LLC (Delaware)	97.7%
APH Carroll Resort, LLC (Delaware)	95.0%
ARIUM Resort, LLC (Delaware)	95.0%
Arlington Park Marietta, LLC (Delaware)	93.3%
Lofton Place, LLC (Delaware)	93.2%
Vista Palma Sola, LLC (Delaware)	93.2%
APH Gulf Coast Holdings, LLC (Delaware)	99.3%
NPH Property Holdings, LLC (Delaware)	100.0%
NPH Property Holdings II, LLC (Delaware)	100.0%
American Consumer Lending Limited (Cayman Islands)	100.0%
American Consumer Lending, LLC (Delaware)	100.0%
National Property REIT Corp. (Maryland)	100.0%
American Consumer Lending III, LLC (Delaware)	100.0%
NPH Guarantor, LLC (Delaware)	100.0%
ACL Loan Holdings, Inc. (Delaware)	100.0%
ACL Loan Company, Inc. (Delaware)	100.0%
ACL Loan Company III, Inc. (Delaware)	100.0%
ACL Consumer Loan Trust (Delaware)	100.0%
ACL Consumer Loan Trust III (Delaware)	100.0%
APH Carroll 41, LLC (Delaware)	94.0%
APH Carroll Bartram Park, LLC (Delaware)	93.0%
NPH Carroll Atlantic Beach, LLC (Delaware)	93.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
NPH McDowell, LLC (Delaware)	90.0%
Matthews Reserve II, LLC (Delaware)	90.0%
City West Apartments II, LLC (Delaware)	90.0%
Mission Gate II, LLC (Delaware)	90.0%
Vinings Corner II, LLC (Delaware)	90.0%
Uptown Park Apartments II, LLC (Delaware)	90.0%
St. Marin Apartments II, LLC (Delaware)	90.0%
UPH Property Holdings, LLC (Delaware)	100.0%
United Property REIT Corp. (Maryland)	100.0%
Canterbury Green Apartments, LLC (Delaware)	92.5%
Canterbury Green Apartments TRS, LLC (Delaware)	92.5%
Columbus OH Apartments HoldCo, LLC (Delaware)	65.4%
Abbie Lakes OH Partners, LLC (Delaware)	65.4%
Kengary Way OH Partners, LLC (Delaware)	65.4%
Jefferson Chase OH Partners, LLC (Delaware)	65.4%
Lakepoint OH Partners, LLC (Delaware)	65.4%
Heatherbridge OH Partners, LLC (Delaware)	65.4%
Sunbury OH Partners, LLC (Delaware)	65.4%
Lakeview Trail OH Partners, LLC (Delaware)	65.4%
Goldenstrand OH Partners, LLC (Delaware)	65.4%
Michigan Storage, LLC (Delaware)	85.0%
Michigan Storage TRS LLC (Delaware)	85.0%
Ford Road Self Storage, LLC (Delaware)	85.0%
Ball Avenue Self Storage, LLC (Delaware)	85.0%
23 Mile Road Self Storage, LLC (Delaware)	85.0%
36th Street Self Storage, LLC (Delaware)	85.0%
Ann Arbor Kalamazoo Self Storage, LLC (Delaware)	85.0%
Waldon Road Self Storage, LLC (Delaware)	85.0%
Jolly Road Self Storage, LLC (Delaware)	85.0%
Haggerty Road Self Storage, LLC (Delaware)	85.0%
Eaton Rapids Road Self Storage, LLC (Delaware)	85.0%
Tyler Road Self Storage, LLC (Delaware)	85.0%
South Atlanta Portfolio Holding Company, LLC (Delaware)	92.6%
South Atlanta Eastwood Village LLC (Georgia)	92.6%
South Atlanta Monterey Village LLC (Georgia)	92.6%
South Atlanta Hidden Creek LLC (Georgia)	92.6%
South Atlanta Meadow Springs LLC (Georgia)	92.6%
South Atlanta Meadow View LLC (Georgia)	92.6%
South Atlanta Peachtree Landing LLC (Georgia)	92.6%
AWC, LLC (Delaware)	100.0%
CCPI Holdings, Inc. (Delaware)	100.0%
CCPI Inc. (Delaware)	94.9%
CCPI Europe Limited (England)	94.9%
Mefec B.V. (Netherlands)	94.9%
Credit Central Holdings of Delaware, LLC (Delaware)	100.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
Credit Central Loan Company, LLC (South Carolina)	74.8%
Credit Central, LLC (South Carolina)	74.8%
Credit Central South, LLC (South Carolina)	74.8%
Credit Central of Tennessee, LLC (South Carolina)	74.8%
Credit Central of Texas, LLC (South Carolina)	74.8%
MITY Holdings of Delaware Inc. (Delaware)	100.0%
MITY, Inc. (Utah)	94.9%
MITY-LITE, Inc. (Utah)	94.9%
Broda Enterprises ULC (British Columbia, Canada)	94.9%
Broda USA, Inc. (Utah)	94.9%
Nationwide Acceptance Holdings LLC (Delaware)	100.0%
Nationwide Acceptance LLC (Delaware)	93.8%
Hercules Insurance Agency LLC (Illinois)	93.8%
Nationwide CAC LLC (Illinois)	93.8%
Nationwide Cassel LLC (Illinois)	93.8%
Nationwide Installment Services LLC (Illinois)	93.8%
Nationwide Loans LLC (Illinois)	93.8%
Nationwide Nevada LLC (Illinois)	93.8%
Nationwide Northwest LLC (Illinois)	93.8%
Nationwide Southeast LLC (Illinois)	93.8%
Nationwide West LLC (Illinois)	93.8%
NIKO Credit Services LLC (Illinois)	93.8%
Valley Electric Holdings I, Inc. (Delaware)	100.0%
Valley Electric Holdings II, Inc. (Delaware)	100.0%
Valley Electric Company, Inc. (Delaware)	94.9%
VE Company, Inc (Delaware)	94.9%
Valley Electric Co. of Mt. Vernon, Inc. (Washington)	94.9%
Watershed Acquisition LP (Delaware)	100.0%
Watershed GP LLC (Delaware)	100.0%
Nicholas Financial LLC (Delaware)	100.0%
0988007 BC Unlimited Liability Company (British Columbia, Canada)	100.0%
 ___________________________________________

*	The Registrant has the right to vote a controlling interest of the voting securities of Manx Energy, Inc. pursuant to proxies.

Prospect Capital Management LLC, a Delaware limited liability company, does not own any shares of the Registrant. Without conceding that Prospect Capital Management controls the Registrant, an affiliate of Prospect Capital Management is the general partner of, and may be deemed to control, the following entities:

Name	Jurisdiction of Organization
Prospect Street Ventures I, LLC	Delaware
Prospect Management Group LLC	Delaware
Prospect Street Broadband LLC	Delaware
Prospect Street Energy LLC	Delaware
Prospect Administration LLC	Delaware
Prospect Capital Fund Management LLC	Delaware
Priority Senior Secured Income Management, LLC	Delaware
Pathway Energy Infrastructure Management, LLC	Delaware
Prospect Street Co-Investment Fund, LLC	Delaware
Prospect Capital Investment Management, LLC	Delaware
Prospect Street Connecticut Capital, Inc.	Massachusetts

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

The following table sets forth the approximate number of record holders of our common stock at October 31, 2014.

Title of Class	Number of Record Holders
Common Stock, par value $.001 per share	123

ITEM 30.  INDEMNIFICATION

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate ourselves to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Prospect Capital Management LLC (the “Adviser”) and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under the Investment Advisory Agreement or otherwise as an Investment Adviser of the Company.

The Administration Agreement provides that, absent willful misfeasance, bad faith or negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Prospect Administration LLC and its officers, manager, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of Prospect Administration LLC’s services under the Administration Agreement or otherwise as administrator for the Company.

The Administrator is authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the 1940 Act and other applicable U.S. Federal and state law and shall contain a provision requiring the Sub-Administrator to comply with the same restrictions applicable to the Administrator.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation or employment of a substantial nature in which the Adviser, and each managing member, director or executive officer of the Adviser, is or has been during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set forth in Part A of this Registration Statement in the section entitled “Management.” Additional information regarding the Adviser and its officers and directors is set forth in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-62969), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules thereunder are maintained at the offices of:

(1)	the Registrant, Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, NY 10016;

(2)	the Transfer Agent, American Stock Transfer & Trust Company;

(3)	the Custodians, U.S. Bank National Association, Israeli Discount Bank of New York Ltd. and Fifth Third Bank; and

(4)	the Adviser, Prospect Capital Management LLC, 10 East 40th Street, 42nd Floor, New York, NY 10016.

ITEM 33.  MANAGEMENT SERVICES

Not Applicable.

ITEM 34.  UNDERTAKINGS

1.
The Registrant undertakes to suspend the offering of shares until the prospectus is amended if (1) subsequent to the effective date of its registration statement, the net asset value declines more than ten percent from its net asset value as of the effective date of the registration statement; or (2) the net asset value increases to an amount greater than the net proceeds as stated in the prospectus.

2.
The Registrant undertakes if the securities being registered are to be offered to existing stockholders pursuant to warrants or rights, and any securities not taken by stockholders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities to be purchased by underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters of the securities being registered is to be made on terms differing from those set forth on the cover page of the prospectus, we will file a post-effective amendment to set forth the terms of such offering.

3.	The Registrant undertakes:

a.	to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(1)	to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(2)
to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b.
that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof;

c.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

d.
that, for the purpose of determining liability under the 1933 Act to any purchaser, each prospectus filed pursuant to Rule 497(b), (c), (d) or (e) under the 1933 Act as part of a registration statement relating to an offering, other than prospectuses filed in reliance on Rule 430A under the 1933 Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

e.
that, for the purpose of determining liability of the Registrant under the 1933 Act to any purchaser in the initial distribution of securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser: (1) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 497 under the 1933 Act; (2) the portion of any advertisement pursuant to Rule 482 under the 1933 Act relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (3) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

4.    The Registrant undertakes that it will not sell any units consisting of combinations of securities that have not previously been described in a registration statement of the Registrant or an amendment thereto that was subject to review by the Commission and that subsequently became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on the 16th day of October 2015.

PROSPECT CAPITAL CORPORATION

By:	/s/ JOHN F. BARRY III
John F. Barry III Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 16, 2015. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title

/s/ JOHN F. BARRY III	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
John F. Barry III

/s/ M. GRIER ELIASEK	Chief Operating Officer and Director
M. Grier Eliasek

/s/ BRIAN H. OSWALD	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Brian H. Oswald

/s/ WILLIAM J. GREMP*	Director
William J. Gremp

/s/ ANDREW C. COOPER*	Director
Andrew C. Cooper

/s/ EUGENE S. STARK*	Director
Eugene S. Stark

*By:	/s/ M. GRIER ELIASEK
M. Grier Eliasek, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
(d)(804)
Three Hundred Ninety-First Supplemental Indenture dated as of October 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee

(d)(805)	Form of 4.750% Prospect Capital InterNote® due 2020 (included as part of Exhibit (d)(804))

(d)(806)
Three Hundred Ninety-Second Supplemental Indenture dated as of October 16, 2015, to the Indenture dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee, by and between the Registrant and U.S. Bank National Association, as Trustee

(d)(807)	Form of 5.250% Prospect Capital InterNote® due 2022 (included as part of Exhibit (d)(806))